Filed Pursuant to Rule 433
Dated December 18, 2006
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	December 18, 2006
Settlement Date (Original Issue Date):	January 4, 2007
Maturity Date:	January 4, 2010
Principal Amount:	US$2,000,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.09%
All-in Price:	99.910%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$1,998,200,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.03%
Index Maturity:	Three Month
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 4th day of each April, July, October and January, commencing April 4, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated December 18, 2006
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
CUSIP:	36962G2B9
ISIN:	N/A
Common Code:	N/A

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.09% of the principal amount of the Notes.

Institution	Commitment
Lead Manager:
Morgan Stanley & Co. Incorporated	$ 1,000,000,000

Co-Managers:
Banc of America Securities LLC	$ 200,000,000
Citigroup Global Markets Inc.	$ 200,000,000
Goldman Sachs & Co.	$ 200,000,000
Lehman Brothers Inc.	$ 200,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 200,000,000

Total	$ 2,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated December 18, 2006
Registration Statement: No. 333-132807

Additional Information:

At September 30, 2006, the Company had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.